Exhibit 99.1

Media Contacts:	Investor Contact:
Dan Walsh Racepoint Group for DigitalGlobe 781.487.4633 digitalglobe@racepointgroup.com	David Banks DigitalGlobe 303.684.4210 dbanks@digitalglobe.com

DigitalGlobe Appoints Kimberly Till to Board of Directors

Longmont, CO – November 1, 2010 – DigitalGlobe (NYSE: DGI), a leading global content provider of high-resolution earth imagery solutions, today announced the appointment of Kimberly Till to the DigitalGlobe Board of Directors, effective immediately.

Ms. Till is currently the President and Chief Executive Officer and a Director of Harris Interactive, a global leader in custom market research. Prior to joining Harris Interactive she served as the Chief Executive Officer, North America, of Taylor Nelson Sofres, which was the world’s largest custom market research company. Before that Ms. Till was Vice President of the Worldwide Media and Entertainment Group in the Communications Sector at Microsoft. Earlier in her career, she held senior management positions at AOL International and Sony Corporation of America.

“Kimberly’s broad management experience and impressive track record of driving growth in content and information companies will be enormously helpful as we continue to expand our business by delivering information and insight products globally to our customers,” said DigitalGlobe Chairman and CEO Jill Smith.

About DigitalGlobe
DigitalGlobe is a leading global provider of commercial high-resolution earth imagery products and services.  Sourced from our own advanced satellite constellation, our imagery solutions support a wide variety of uses within defense and intelligence, civil agencies, mapping and analysis, environmental monitoring, oil and gas exploration, infrastructure management, Internet portals and navigation technology. With our collection sources and comprehensive ImageLibrary (containing more than one billion square kilometers of earth imagery and imagery products) we offer a range of on- and off-line products and services designed to enable customers to easily access and integrate our imagery into their business operations and applications. For more information, visit http://www.digitalglobe.com.

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DigitalGlobe is a registered trademark of DigitalGlobe.